Exhibit 99.1

DayStar Technologies Announces FY 2007 Financial Results

Santa Clara, CA, March 6, 2008 / PR Newswire-First Call / – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of photovoltaic products based on CIGS thin film semiconductor technology, today announced financial results for the year-ended Dec. 31, 2007.

On Dec. 31, 2007, DayStar had cash and U.S. treasury funds of $61.4 million, compared with $2.9 million at the end of 2006. Except for operating accounts, all cash is invested in treasury instruments. The company had total liabilities of $6.2 million, including $2.6 million in accounts payable and accrued expenses and $2.8 million in stock warrants, with minimal amounts in notes and capital leases at the end of the year. Total stockholders’ equity was $65.1 million.

DayStar reported a net loss for the year ended Dec. 31, 2007 of $36.1 million or a loss of $2.09 per share, compared with a net loss of $20.4 million or a loss of $3.00 per share for the year ended Dec. 31, 2006. The overall increase in net loss was primarily the result of an increase in non-cash, and more specifically, non-recurring non-cash expenses during the year. Of the $36.1 million loss, $21.2 million came in the form of non-cash expenses.

DayStar will hold its fourth quarter conference call today, March 6, 2008, at 2 pm Pacific time. To listen to the call, please dial 210/234.0003 (passcode is Daystar) at approximately 1:50 pm. To listen to the replay, dial 203/369.3737. A webcast will be available on the investor relations section of the DayStar website at www.daystartech.com for approximately one month after the call.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of photovoltaic products based upon CIGS thin film semiconductor technology. For more information, visit the DayStar website at www.daystartech.com.

Certain statements contained in this press release, including statements regarding the future business of DayStar, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in our Registration Statement on Form SB-2 filed with the SEC on November 30, 2007. You should not place undue reliance on the forward-looking statements in this press release, and we disavow any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.